Filed pursuant to Rule 433

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

dated March 19, 2019 and the

Prospectus dated November 1, 2017

Registration No. 333-221265

Pricing Term Sheet

to Preliminary Prospectus Supplement Dated: March 19, 2019

Ingersoll-Rand Luxembourg Finance S.A.

Issuer:	Ingersoll-Rand Luxembourg Finance S.A.	Ingersoll-Rand Luxembourg Finance S.A.	Ingersoll-Rand Luxembourg Finance S.A.

Guarantors:	Ingersoll-Rand plc Ingersoll-Rand Global Holding Company Limited Ingersoll-Rand Lux International Holding Company S.à r.l. Ingersoll-Rand Irish Holdings Unlimited Company Ingersoll-Rand Company	Ingersoll-Rand plc Ingersoll-Rand Global Holding Company Limited Ingersoll-Rand Lux International Holding Company S.à r.l. Ingersoll-Rand Irish Holdings Unlimited Company Ingersoll-Rand Company	Ingersoll-Rand plc Ingersoll-Rand Global Holding Company Limited Ingersoll-Rand Lux International Holding Company S.à r.l. Ingersoll-Rand Irish Holdings Unlimited Company Ingersoll-Rand Company

Security Description:	Unsecured Senior Notes Due 2026	Unsecured Senior Notes Due 2029	Unsecured Senior Notes Due 2049

Principal Amount:	$400,000,000	$750,000,000	$350,000,000

Gross Proceeds:	$399,580,000	$749,257,500	$349,083,000

Coupon:	3.500%	3.800%	4.500%

Maturity:	March 21, 2026	March 21, 2029	March 21, 2049

Offering Price:	99.895%	99.901%	99.738%

Yield to Maturity:	3.517%	3.812%	4.516%

Spread to Treasury:	+100 basis points	+120 basis points	+150 basis points

Benchmark Treasury:	UST 2.500% due February 28, 2026	UST 2.625% due February 15, 2029	UST 3.375% due November 15, 2048

Benchmark Treasury Yield:	2.517%	2.612%	3.016%

Expected Ratings(*):	Baa2 / BBB (stable/stable)	Baa2 / BBB (stable/stable)	Baa2 / BBB (stable/stable)

Interest Payment Dates:	March 21 and September 21	March 21 and September 21	March 21 and September 21

First Interest Payment Date:	September 21, 2019	September 21, 2019	September 21, 2019

Record Dates:	March 6 and September 6	March 6 and September 6	March 6 and September 6

Optional Redemption:	Callable at greater of 100% of principal and make-whole price of T+15 bps Callable at 100% on or after January 21, 2026	Callable at greater of 100% of principal and make-whole price of T+20 bps Callable at 100% on or after December 21, 2028	Callable at greater of 100% of principal and make-whole price of T+25 bps Callable at 100% on or after September 21, 2048

Tax Redemption:	Callable at 100% of principal	Callable at 100% of principal	Callable at 100% of principal

Change of Control:	Putable at 101% of principal	Putable at 101% of principal	Putable at 101% of principal

Special Mandatory Redemption:	Callable at 101% of principal	Callable at 101% of principal	Callable at 101% of principal

CUSIP:	456873 AE8	456873 AD0	456873AF5

ISIN:	US456873AE85	US456873AD03	US456873AF50

Clearing System:	DTC	DTC	DTC

Minimum Denominations:	$2,000	$2,000	$2,000

Increments:	$1,000	$1,000	$1,000

Trade Date:	March 19, 2019	March 19, 2019	March 19, 2019

Settlement Date:	March 21, 2019 (T+2)	March 21, 2019 (T+2)	March 21, 2019 (T+2)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

(*) An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Ingersoll Rand plc has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering of notes by Ingersoll-Rand Luxembourg Finance S.A. to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents Ingersoll Rand plc has filed with the SEC for more complete information about the issuer, and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by Ingersoll-Rand plc on March 19, 2019 relating to its Prospectus dated November 1, 2017.

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